090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Document Number
20120104420-56
Filing Date and Time
02/14/2012 10:22 AM
Entity Number
E0127052010-3

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

IZEA, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See Annex A. The 1-for-10 reverse split effected on November 23, 2011, as amended on December 1, 2011 ("Reverse Split") is cancelled by effecting a 10-for-1 forward split, as if the Reverse Split were void ab initio.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.8%

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Annex A

3.02 *Common Stock.* The total number of authorized shares of Common Stock shall be five hundred million (500,000,000) shares with par value of $0.0001 per share. Effective upon the filing with the Secretary of State of Nevada of the Certificate of Amendment (the "Effective Time"), each share of Common Stock ("Old Stock") issued and outstanding or reserved for issuance, shall automatically without any action by the holder thereof, be changed and reclassified into ten (10) shares of validly issued, fully paid and non-assessable Common Stock ("New Stock") and each certificate which prior to the Effective Time represented one (1) share of the Old Stock shall, from and after the Effective Time be deemed to represent ten (10) shares of the New Stock (the "Forward Split"). Any round-up shares ("Round-Up Shares") that became issuable in lieu of fractional shares as a result of the reverse split effected on November 23, 2011, as amended on December 1, 2011 (the "Reverse Split"), shall be cancelled. The Forward Split and cancellation of Round-Up Shares is being effected to cancel the Reverse Split as if the Reverse Split were *void ab initio*.